Exhibit 21

Subsidiaries of the Parent Company

The following bank subsidiaries are national banks and are organized under the laws of the United States:

Associated Bank, National Association

Associated Trust Company, National Association

The following non-bank subsidiary is organized under the laws of the State of Arizona:

First Reinsurance, Inc.

The following non-bank subsidiaries are organized under the laws of the State of Minnesota:

Financial Resource Management Group, Inc., d/b/a AFG Financial Services, Inc.

The following non-bank subsidiaries are organized under the laws of the State of Nevada:

Associated Wisconsin Investment Corp.

Associated Investment Corp.

Associated Minnesota Investment Corp.

The following non-bank subsidiaries are organized under the laws of the State of Wisconsin:

ABR1, LLC

Associated Commercial Finance, Inc.

Associated Community Development, LLC

Associated Financial Group, LLC

Associated Investment Services, Inc.

Associated Investment Partnership I, LLC

Associated Investment Partnership II, LLC

Associated Investment Partnership III, LLC

Associated MN Commercial RE, LLC

Associated MN Retail RE, LLC

Associated New Markets Fund, LLC

Associated Wisconsin Real Estate Corp.

First Enterprises, Inc.

Kellogg Asset Management, LLC